Exhibit 8.3

                                                                                Phone (303) 825-1825
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NEIDIGER TUCKER BRUNER, INC. Investment Bankers                    Denver, Colorado 80202-1584                                     www.ntbinc.com
Member NASD/SIPC

January 22, 2007

The Special Committee of the Board of Directors
Crested Corp.
877 North 8th West
Riverton, WY 82501

To the Special Committee of the Board of Directors,

Crested Corp., a Colorado corporation (“Crested” or the “CBAG”) has agreed to a merger transaction (the “Transaction”) whereby U.S. Energy Corp., a Wyoming Corporation (“USE”) will acquire all shares of Crested not currently owned by USE (approximately 4,982,984 shares, or 29%).  Upon completion of the Transaction and with the exception of the Crested Common Stock currently held by USE, every two issued and outstanding shares of Crested Common Stock and Crested Common Stock issued on exercise of Crested Stock Options shall be converted into the right to receive one validly issued fully paid and non-assessable share of USE Common Stock.  The Transaction is subject to a Definitive Agreement and Plan of Merger (the “Agreement”) being executed and the terms and conditions therein.  The Special Committee of the Board of Directors of Crested requests that Neidiger, Tucker, Bruner, Inc. (“NTB”) render its opinion (the “Opinion”) as to the fairness of the Transaction from a financial point of view, to the shareholders of Crested excluding USE.

In connection with our examination, we have among other things:

•
Reviewed Crested and USE audited financial statements and annual 10-K filings with the Securities and Exchange Commission for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005.

•
Reviewed Crested and USE unaudited financial statements and quarterly 10-Q filings with the Securities and Exchange Commission for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006.

The Special Committee of the Board of Directors
January 22, 2007

•	Conducted discussions with certain members of management of Crested and USE.

•	Reviewed the Preliminary Analysis Presentation to USE prepared by Navigant Capital Advisors, LLC dated November 28, 2006 and revised November 30, 2006.

•	Reviewed the list of outstanding employee stock options and warrants issued by Crested and USE as provided by management.

•	Reviewed the terms of many recent mergers and acquisitions of companies in the sector and otherwise and premiums paid in acquisitions of a diverse set of companies.

•	Reviewed the historical market prices and trading activity for the publicly traded securities of Crested and USE.

•	Reviewed the financial condition and past operating results of Crested and USE.

•	Reviewed the draft Agreement and Plan of Merger dated January ___, 2007 by and among U.S. Energy Corp. and Crested Corp.

•	Reviewed other publicly available information for both Crested Corp. and USE.

•	Conducted such other studies and analyses as we have deemed appropriate.

In rendering our Opinion, we have relied on the accuracy and completeness of the financial and other information provided to us by the Company, and the information provided by the Company’s management and has made no independent verification of such information.

Neidiger, Tucker, Bruner, Inc., as part of its investment banking service, is regularly engaged in the valuation of businesses, securities and assets in connection with mergers, acquisitions, underwritings, sales and distribution of securities, private placements and valuations for estate, corporate and other purposes.

The Special Committee of the Board of Directors
January 22, 2007

Based on the foregoing and such other factors, as we deem relevant, we are of the opinion that the Transaction contemplated whereby USE will acquire all minority shares of Crested using an exchange ratio of two (2) Crested shares for one (1) share of USE is fair and reasonable from a financial point of view to the shareholders of Crested excluding USE.  We hereby give our expressed permission for Crested and/or USE to include this letter in their filings with the Securities and Exchange Commission.

Sincerely,

NEIDIGER,TUCKER,BRUNER, INC.

/S/ Anthony B. Petrelli

Anthony B. Petrelli
Senior Vice President

ABP:gr